Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact: Jeremy Neuhart PPG Corporate Communications 412-434-3046 neuhart@ppg.com Investors: Vince Morales PPG Investor Relations 412-434-3740 vmorales@ppg.com

PPG announces executive appointments

McGarry, Sekmakas named executive vice presidents, De Leener to leave company

PITTSBURGH, Aug. 24, 2012 – PPG Industries (NYSE: PPG) today announced several executive appointments. Effective Sept. 1, Michael H. McGarry, current PPG senior vice president, Commodity Chemicals, and Viktor R. Sekmakas, current PPG senior vice president, Industrial Coatings, and president, PPG Europe, will be appointed executive vice presidents and join the company’s executive committee.

McGarry will assume leadership responsibility for the company’s global aerospace products and automotive refinish businesses as well as the Asia Pacific region and global information technology function. These responsibilities are in addition to McGarry’s current role as leader of the commodity chemicals business and the environment, health and safety function. He will be based at PPG’s global headquarters in Pittsburgh and will continue to report to Chairman and CEO Charles E. Bunch.

Sekmakas will assume leadership responsibility for PPG’s global protective and marine coatings business in addition to his current oversight of the industrial and packaging coatings businesses and the Europe, Middle East and Africa (EMEA) region. He will continue to be based at PPG’s EMEA headquarters in Rolle, Switzerland, and will continue to report to Bunch.

In addition, Cynthia A. Niekamp, PPG senior vice president, automotive OEM coatings, will add oversight of the company’s Latin America region to her current responsibilities. She will continue to be based at the PPG automotive OEM coatings business headquarters in Troy, Mich., and will continue to report to Bunch.

“These executives have demonstrated strong performance in leading their respective businesses and functions in a complex, global environment, and I am confident that they will continue to contribute significantly to PPG’s business success in these key leadership roles,” Bunch said.

PPG also announced that Pierre-Marie De Leener, executive vice president, intends to leave the company effective Oct. 31. He has been responsible for PPG’s global automotive refinish, aerospace products, and protective and marine coatings businesses in addition to the Latin America region. De Leener joined PPG with the acquisition of SigmaKalon in January 2008, having previously served as that company’s CEO. Prior to his current role, De Leener was responsible for PPG’s architectural coatings – EMEA business and the EMEA region.

“Pierre-Marie played an instrumental role in the successful integration of SigmaKalon, which has been a key strategic milestone for PPG,” Bunch said. “Since that time, Pierre-Marie has continued to provide strong guidance to several PPG businesses and has strengthened the foundation for operational excellence and profitable growth in the Latin America region. I thank him for his many contributions to PPG’s success and wish him the best in his future endeavors.”

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 60 countries around the world. Sales in 2011 were $14.9 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com.

–120824executiveappointments–

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.